Wednesday, July 15, 2009

Press Release

Source: Farmers National Banc Corp.

Frank L. Paden, President

Canfield, OH 44406

330-533-3341

Farmers National Banc Corp. Announces Stock Repurchase Program.

CANFIELD, Ohio — Frank L. Paden, President of Farmers National Banc Corp., (OTC BB: FMNB) Canfield, Ohio, announced that the Company’s Board of Directors approved to re-authorize the
Company’s Stock Repurchase Program that expired on June 10, 2009. Under the 2009 Stock Repurchase Program, the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions. The company shall make such repurchases at times deemed appropriate and during the period of time expiring on July 14, 2010. The amount of stock repurchased during such time shall not exceed 4.9% of the outstanding common stock of the company. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.